Exhibit 21.1

LIST OF SUBSIDIARIES

At the time of this filing, the following entities are the subsidiaries of Carlyle Credit Solutions, Inc.:

Company Name	Jurisdiction of Organization

TCG BDC II SPV LLC	Delaware
TCG BDC II SPV 2 LLC	Delaware